Exhibit 99.1

NEWS RELEASE

Sunrise Enters into 13th Amendment to Credit Agreement Extending
Maturity Date to December 2, 2010

MCLEAN, Va., Oct. 19/PRNewswire - FirstCall/ -- Sunrise Senior Living, Inc. (NYSE: SRZ) today announced that it has entered into a 13th Amendment to its credit agreement with its bank group extending the maturity date of its credit facility to December 2, 2010.

"This full-year extension of our line is an important step forward in our restructuring,” said Mark Ordan, Sunrise’s chief executive officer. “All of our stakeholders benefit from this and we are pleased by the cooperation and support from Bank of America and our other line banks."

In connection with the amendment, the requisite lenders under the credit facility consented to the previously disclosed sale of 21 wholly owned assisted living communities to BLC Acquisitions, an affiliate of Brookdale Senior Living Inc. On the closing date of such sale, Sunrise has agreed to make a $28.7 million principal repayment to the lenders, which may include the return of approximately $3.7 million in letters of credit, and to deposit $20 million of the proceeds from the sale into a collateral account held by and pledged to the bank group, which may be used by Sunrise for the purpose of settling claims of other creditors. If the closing of the sale does not occur prior to June 30, 2010, Sunrise will either make a payment equal to the BLC closing payment to the lenders; or make a $5 million principal repayment to the lenders, pay a $1 million extension fee and provide the lenders with certain additional collateral as security for its obligations under the credit agreement.

The amendment, among other matters, modifies the minimum liquidity covenant to require that $10 million of unrestricted cash be on hand on the last day of each month (subject to a 15-day cure period), and revises a covenant to permit Sunrise to dispose of certain assets as long as 50 percent of the net sales proceeds are allocated to the lenders. In connection with the execution of the amendment, Sunrise made a $6 million principal repayment to the lenders and will pay the lenders an amendment fee of $500,000.

As of October 19, 2009, after the $6 million repayment, Sunrise had outstanding borrowings of approximately $62.9 million under the Credit Agreement and outstanding letters of credit of approximately $23.1 million. Principal payments on the bank credit facility previously due on October 31, 2009 and November 30, 2009 are no longer due. Consistent with prior amendments, no additional borrowings under the credit facility are permitted.

About Sunrise Senior Living
Sunrise Senior Living, a McLean, Va.-based company, employs approximately 40,000 people. As of June 30, 2009, Sunrise operated 415 communities in the United States, Canada, Germany and the United Kingdom, with a combined unit capacity of approximately 42,750 units. Sunrise offers a full range of personalized senior living services, including independent living, assisted living, care for individuals with Alzheimer's and other forms of memory loss, as well as nursing and rehabilitative services. Sunrise's senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents. To learn more about Sunrise, please visit http://www.sunriseseniorliving.com.

Forward-Looking Statements
Certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurances that these expectations will be realized. Sunrise's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, the risk that the Company’s sale of the 21-community portfolio is not consummated, changes in the Company's anticipated cash flow and liquidity; the Company's ability to maintain adequate liquidity to operate its business and execute its restructuring; the Company's ability to obtain waivers, cure or reach agreements with respect to defaults under the Company's loan, joint venture and construction agreements; the risk that a group of the Company's creditors, acting together, could force the Company into an involuntary bankruptcy proceeding; the Company's ability to sell its Germany communities and settle the related debt within a reasonable time period, and to negotiate a comprehensive restructuring of the Company's obligations in respect of its Fountains portfolio and certain other of its ventures; the Company's ability to refinance its Bank Credit Facility and other debt due in 2009 and 2010 and/or raise funds from other sources; the Company's ability to achieve anticipated savings from the Company's cost reduction program; the outcome of the U.S. Securities and Exchange Commission's investigation; the outcome of the IRS audit of the Company's tax returns for the tax years ended December 31, 2005, 2006 and 2007; the Company's ability to continue to recognize income from refinancings and sales of communities by ventures; risk of changes in the Company's critical accounting estimates; risk of further write-downs or impairments of the Company's assets; risk of future obligations to fund guarantees and other support arrangements to some of the Company's ventures, lenders to the ventures or third-party owners; risk of declining occupancies in existing communities or slower than expected leasing of new communities; risk resulting from any international expansion; development and construction risks; availability of financing for development, including construction loans as to which we are in default; risks associated with past or any future acquisitions; compliance with government regulations; risk of new legislation or regulatory developments; business conditions and market factors that could affect occupancy rates at and revenues from the Company's communities and the value of the Company's properties generally; competition and our response to pricing and promotional activities of our competitors; changes in interest rates; unanticipated expenses; the risks of further downturns in general economic conditions including, but not limited to, financial market performance, consumer credit availability, interest rates, inflation, energy prices, unemployment and consumer sentiment about the economy in general; risks associated with the ownership and operation of assisted living and independent living communities; and other risks detailed in the Company's 2008 Annual Report on Form 10-K filed with the SEC, as may be amended or supplemented in the Company's Form 10-Q filings or otherwise. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

SOURCE Sunrise Senior Living, Inc.
Meghan Lublin, Corporate and Investor Communications, +1-703-854-0299